                                                                  EXHIBIT (d)(4)

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made as of the 5th day of February, 2001 by and between Morrison Management Specialists, Inc. ("Company"), and Wyatt Engwall (the "Employee");

                                   WITNESSETH:

         WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed to provide services to the Company, all on the terms and subject to the conditions, as hereinafter set forth; and

         WHEREAS, under the terms of an Agreement and Plan of Merger by and among Compass Group, PLC (an indirect parent of Compass Holdings, Inc. ("Holdings")), Yorkmont One, Inc. (a subsidiary of Holdings) and the Company, the Company intends to become a wholly owned subsidiary of Holdings (the "Acquisition"); and

         WHEREAS, as part of the Acquisition, the parties have discussed and agreed upon an Addendum to this Employment Agreement, which Addendum, attached hereto, shall become effective only upon the completion of the Acquisition.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

         1. EMPLOYMENT. The Company agrees to employ the Employee during the Employment Term (as defined in Section 3) as Chief Financial Officer of the Company and the Employee hereby accepts such employment. The Employee's office and the principal place of business of the Employee and the Company will be Atlanta, Georgia.

         2. DUTIES. During the Employment Term, the Employee shall (a) perform such services and duties as may be required, to the extent consistent with his position as Chief Financial Officer of the Company, (b) shall devote the Employee's full time and best efforts to the business affairs of the Company, and (c) shall not become engaged, as an employee or otherwise, in any other business or commercial activities; provided, however, that nothing herein shall prevent the Employee from managing his own investments as an investor as long as such activities do not interfere with the performance of Employee's duties hereunder. The Employee shall comply with all stated standards of performance, policies, rules, regulations and manuals of the Company. The Employee shall also comply with such reasonable future Company policies, rules, regulations, performance standards and manuals as may be published or amended from time to time.

         3. EMPLOYMENT TERM. The Employee shall be employed pursuant to the terms of this Agreement for a period beginning on the 5th day of February, 2001 and continuing for a term which does not end until the Agreement is terminated pursuant to Section 6 (the "Employment Term").


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         4. COMPENSATION.

                  (a) ANNUAL BASE SALARY. During the Employment Term, the Company will pay the Employee an Annual Base Salary as compensation for services hereunder of Two Hundred Twenty Two Thousand Dollars ($222,000), as adjusted pursuant to the following sentence (the "Annual Base Salary"), payable in biweekly installments. The Annual Base Salary shall be reviewed at the Company's discretion, but in no event less than once per year and any time that Employee's responsibilities are materially increased (such as, by way of an acquisition by the Company), and may be increased at the Company's discretion but may not be decreased.

                  (b) ANNUAL BONUS. The Company shall pay the Employee an Annual Bonus of up to 100% of Annual Base Salary, based on achievement of objectives and on a formula consistent with Company past practices. The Company will provide the bonus formula for any given fiscal year of the Company to the Employee within the first ninety (90) days of the fiscal year with respect to which the bonus may be subsequently earned. The bonus for any fiscal year will be payable only if the Employee is employed by the Company on the last day of the fiscal year. In addition, if the Employee's employment is terminated during a fiscal year due to a Termination Without Cause by the Company or a Resignation by the Employee for Good Reason, the Employee shall earn and accrue a bonus for that fiscal year based on the bonus program's formula for that year, but the bonus shall be prorated by multiplying the bonus by a fraction, the numerator of which is the number of days in the fiscal year through the date of the Employee's termination of employment and the denominator of which is 365.

                  (c) EXECUTIVE SUPPLEMENTAL PENSION. Company will cover and provide the Employee and his beneficiaries with benefits pursuant to the Executive Supplemental Pension Plan, attached hereto as Exhibit A (the "ESP"); provided, however, that if the sum of Employee's age and his years of Continuous Service (as defined in the ESP) equal or exceeds 75, then the Employee's and his beneficiaries' benefits shall be unreduced by the factors set forth in Section
4.2 of the ESP.

                  (d) OTHER BENEFITS. The Employee shall receive all other benefits provided by the Company to substantially all senior executives of the Company, to the extent substantially similar benefits are not provided hereunder, including stock options, vacation, automobiles, automobile allowance, any incentive compensation plans and all group health, hospitalization, and permanent disability plans or other employee welfare benefit plans provided by action of the Board of Directors of the Company or pursuant to Company policy.

         5. REIMBURSEMENT OF EXPENSES IN PERFORMANCE OF EMPLOYMENT. Upon submission of proper vouchers, the Company shall pay or reimburse the Employee for all normal and reasonable expenses, including travel expenses, incurred by the Employee during the Employment Term in accordance with the Company policy then in effect. The Company shall reimburse the Employee for necessary and reasonable moving expenses, in accordance with the Company's relocation policy in effect, in the event the Company requests that the Employee relocate during the term of this Agreement and in the event the Employee agrees to do so.


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         6. TERMINATION.

                  (a) The Employment Term shall terminate upon the occurrence of any of the following events: (i) immediately upon retirement or death of the Employee; (ii) upon the effective date of Resignation by the Employee (as defined below); (iii) upon the effective date of Termination Without Cause (as defined below), in which case the Company must provide to the Employee notice of such Termination Without Cause at least sixty (60) days prior to the Termination Without Cause; (iv) upon the close of business on the date the Company gives the Employee notice of Termination for Just Cause (as defined below); or (v) immediately upon the occurrence of the Permanent Disability of the Employee (as defined below).

                  (b) For the purposes of this Agreement:

                           (1) "Resignation by the Employee" shall mean any
voluntary termination or resignation by the Employee from employment with the Company hereunder. The Employee is required to give at least sixty (60) days written notice of Resignation and the Company is entitled, upon receiving such notice, to accept such Resignation any time prior to the Resignation date proposed by the Employee. The effective date of the Resignation shall be the date the Resignation is accepted by the Company or the Resignation date proposed by the Employee, whichever is earlier.

                           (2) "Good Reason" means a Resignation by the Employee
due to and immediately following the breach of any material provision of this Agreement by the Company; including without limitation, without the Employee's written consent, (i) a diminution in the Employee's duties or responsibilities, or (ii) a relocation of the Employee's office or the Employee's or the Company's principal place of business outside of Atlanta, Georgia; which, in the case of an act or event described in clauses (i) or (ii) hereof, remains uncured by the Company for thirty (30) days after notice from the Employee thereof.

                           (3) "Termination Without Cause" shall mean any
termination of the employment of the Employee by the Company other than a Termination for Just Cause or due to Permanent Disability.

                           (4) "Termination for Just Cause" shall mean
termination of the employment of the Employee by the Company due to and immediately following: (i) an act or acts by the Employee, or any omission by the Employee, constituting a felony; (ii) any act by the Employee of fraud, significant dishonesty or willful and material misconduct; (iii) the breach of any material provision of this Agreement by the Employee; or (iv) any attempt by the Employee to materially usurp corporate benefits or opportunities of the Company for the Employee's own gain.

                           (5) "Permanent Disability" shall mean the Employee's
inability to perform the essential functions of the Employee's job with or without reasonable accommodation as a result of a physical or mental disability or infirmity which has continued for more than one hundred eighty (180) consecutive days. The Employee agrees to submit to such medical



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evidence regarding any disability or infirmity, including making himself or herself available for medical examination, as is reasonably requested by the Company.

                  (c) Except for the payment of any earned but unpaid salary and any earned but unpaid bonus owed at the time of termination of the Employment Term, except for any payments which may be due as set forth below, and except as otherwise provided herein, the Employee shall not be entitled to receive any additional compensation of any kind from the Company upon the termination of the Employment Term. These payments are in lieu of any severance or similar payments which may be otherwise payable to terminated employees under Company plans.

                           (1) If termination of the Employment Term is due to
the death of the Employee, the Employee's estate or legal representative shall be paid the Annual Base Salary in monthly installments for a period of one (1) year commencing immediately upon the death of the Employee, any bonus which is accrued, but unpaid at the time of death shall be paid by no later than at the end of the second month following the end of the fiscal year.

                           (2) If termination of the Employment Term is due to
Termination Without Cause by the Company or Resignation by the Employee for Good Reason, then provided the Employee complies with and continues to comply with Sections 7, 8 and 9 of this Agreement and signs a release of any and all claims the Employee has against the Company other than any rights the Employee may have under any Company employee benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), any retirement plan or agreement, any deferred compensation plan or agreement, any stock option or other stock incentive agreement, any other employee benefit or incentive compensation program or arrangement, or any contract between the Company and the Employee on a form to be prepared by the Company, then the Employee shall be paid severance in an amount equal to the product of one and one half (1.5) multiplied by the Employee's Annual Base Salary then in effect. The Company may pay the severance, either ratably over a twelve (12) month period in equal biweekly installments when payroll is normally distributed to employees of the Company or in a lump sum no later than thirty (30) days following the date of termination, less applicable tax withholdings required by law. Any bonus which is accrued but unpaid at the time of termination shall be paid no later than at the end of the second month following the end of the fiscal year. The Company, at its expense, will provide the Employee with the support services of an executive outplacement firm for a period until re-employment, but no longer than twelve (12) months after termination.

                           (3) If termination of the Employment Term is due to
termination for Just Cause, the Company's obligation to compensate the Employee shall cease immediately.

         7. TRADE SECRETS/CONFIDENTIAL INFORMATION.

                  (a) The Employee recognizes and acknowledges that during the course of the Employee's employment by the Company, the Company has disclosed and will furnish, disclose, or make available to the Employee trade secrets, as defined in Georgia statute 10-1-760, et seq., also known as the Georgia Trade Secrets Act of 1990 ("Trade Secrets"), which Trade Secrets the



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Employee agrees not to ever disclose to any third party, either directly or indirectly, voluntarily or involuntarily, for any purpose whatsoever.

                  (b) The Company will also disclose to the Employee certain confidential and proprietary information related to the Company's business ("Confidential Information") which Confidential Information has been developed and will be developed through the expenditure by the Company of substantial time and money. The Employee further acknowledges that said Confidential Information is and shall remain the sole property of the Company, and agrees to use the Confidential Information only for the purpose of carrying out his or her duties with the Company and agrees that the Employee will not, during the term of this Agreement use for him or herself or others or disclose to any third party, either directly or indirectly, voluntarily or involuntarily, for any purpose whatsoever any Confidential Information. The Employee shall not be in breach of this Section 7(b) for any disclosure he is required to make by virtue of a legal process, provided that the Employee provides prompt notice to the Company of any such legal process so as to allow the Company to seek appropriate limitations and protections in connection with such disclosure.

                  (c) The Employee further covenants and agrees that every document, computer disk, computer software program, notation, record, diary, memorandum, development, investigation, or the like, and any method or manner of doing business of Company (or containing Confidential Information) made or acquired by Employee during said employment, is and shall be the sole and exclusive property of Company. The Employee will deliver the same (and every copy, disk, abstract, summary, or reproduction of same made by or for Employee or acquired by Employee) whenever Company may so require and in any event prior to or at the termination of said employment.

         8. NON-SOLICITATION OF EMPLOYEES.

                  For a period of eighteen (18) months following the Employee's last day of employment by the Company, Employee shall not, directly or indirectly, without the written consent of the Company, knowingly solicit, entice, or persuade any other employee of the Company, or any employee of an affiliate of the Company (any person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company, an "Affiliate"), to leave the services of the Company or such affiliate for any reason.

         9. COVENANT NOT TO COMPETE.

                  (a) During the course of performing his duties, the Employee will become intimately knowledgeable of the Company's business, plans and prospects throughout the United States. The Employee recognizes the importance of such knowledge and acknowledges that it is reasonable that he assist the Company in protecting the Company's business.

                  (b) Employee will not for a period of eighteen (18) months following Employee's last day of employment by the Company: (i) perform for a "Competitor" (as defined below) the same or substantially similar duties as those performed by the Employee for the



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Company on the date the Employment Term ends or otherwise expires, including such duties as those performed by the Employee for the Company eighteen (18) months prior to the date the Employment Terms ends or otherwise expires, within the "Territory" (as defined below), or (ii) solicit the business of any customer of the Company or a potential customer of the Company, which business was a customer or potential customer of the Company during the period including eighteen (18) months prior to the time this Agreement expires or is otherwise terminated up through and including the time this Agreement expires or is otherwise terminated, or (iii) enter into any relationship whatsoever, alone or in a partnership, or as an officer, director, employee, stockholder (beneficially owning the stock or options to acquire stock totaling more that five percent (5%) of the outstanding shares) of any corporation, or acquire or agree to acquire a significant present or future equity or other proprietorship interests, whether as a stockholder, partner, proprietor, or otherwise, with any enterprise, business or division thereof, which is a "Competitor", hereby defined as any company or entity that provides contract food or vending services like that engaged in by the Company or any parent, subsidiary or Affiliate during the term of this Agreement. "Territory" means the states in which the Company provides contract food service at any health care or health care related facility as of the date of this Agreement; inasmuch as the Company provides such services throughout the United States, "Territory" shall encompass the United States.

                  (c) The Employee acknowledges that the restrictions placed upon the Employee by this Section 9 are reasonable, given the nature of Employee's position, and that there is sufficient consideration promised Employee pursuant to this Agreement to support these restrictions. The Employee further acknowledges that under the law of Georgia, which governs this agreement, the above non-competition provision is enforceable, as it, inter alia: (1) is in writing, (2) is part of a contract of employment, (3) is based on valuable consideration (4) is reasonably necessary for the protection of the Company's interest, and (5) is reasonable as to time and territory.

                  (d) The invalidity or unenforceability of any provision of this Agreement shall in no event affect the validity or enforceability of any other provision.

                  (e) The restrictions of this Section 9 shall survive Employee's last day of employment by the Company and shall be in addition to any restrictions imposed upon the Employee by statute or at common law.

         10. CONSIDERATION. Employee acknowledges that the consideration to Employee in this Agreement is valuable consideration for the Employee's covenants and obligations in this Agreement and is in addition to any consideration currently due to Employee from the Company.

         11. INJUNCTIVE RELIEF. The Employee expressly acknowledges that any breach or threatened breach by the Employee of any of the terms set forth in Sections 7, 8 and 9 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which may be impossible to establish. Therefore, the Employee agrees to submit to the jurisdiction of the courts (federal or state) of the State of Georgia and the courts (federal and state) of any states within the Territory and agrees that the Company shall be entitled to apply for



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injunctive relief in Georgia or any state within the Territory and any other court of appropriate jurisdiction. The provisions of this Section 11 shall survive the Employment Term.

         12. PARTIES BENEFITED; ASSIGNMENTS. This Agreement shall be binding upon the Employee, the heirs and personal representative or representatives of the Employee, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee.

         13. NOTICES. Any notice required or permitted by this Agreement shall be in writing, sent by personal delivery, or by registered or certified mail, return receipt requested, addressed to the CEO and the Company at its then principal office, or to the Employee at the Employee's then current address, as the case may be, or to such other address or addressees as any party may from time to time specify in writing. Notices shall be deemed given when received.

         14. GOVERNING LAW AND VENUE. This Agreement takes effect on the date provided in Section 3 upon acceptance and execution by the Company in Georgia, and shall be governed by, construed and enforced, in accordance with the laws of the State of Georgia without regard to conflict of law principles.

         15. ARBITRATION OF DISPUTES. The parties agree that except for claims barred by the applicable statute of limitations and except for claims for injunctive relief which the Company may elect to pursue in state or federal court, any and all disputes between them, including any disputes or controversies arising out of or involving this Agreement or any of its provisions, and any claim by either party that cannot be otherwise amicably settled, shall be determined solely and exclusively by arbitration in accordance with the Employment Dispute Resolution Rules then pertaining of the American Arbitration Association, or any successor thereto, at its office nearest Company's principal place of business. The arbitration shall be conducted by three arbitrators, one of whom shall be chosen by each party hereto and the third, who will serve as chairman of the arbitration panel, shall be chosen by the two so appointed. The arbitrators in any such proceeding will be without authority to alter, amend or otherwise depart from the terms of this Agreement, and shall strictly enforce the terms hereof. Judgment upon an award by the majority of the arbitrators shall be binding, and shall be entered in a court of competent jurisdiction. The arbitrators, however, shall not have authority to award punitive damages or damages for pain and suffering.

         16. INDEMNIFICATION AND OFFICER LIABILITY INSURANCE. The Company shall indemnify the Employee to the maximum extent permitted by the laws of the incorporation of the Company. The Company shall cover the Employee under any director and officer liability policy it may maintain.

         17. MISCELLANEOUS. This Agreement contains the entire agreement of the parties and supersedes any prior written or oral agreements or understandings between the parties relating to the employment of Employee, and the compensation or benefits promised to Employee. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the party who is bound. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach



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of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provision to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Employee pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable to the Employee hereunder after the death of the Employee shall be paid to the Employee's estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be part of or control or affect the meaning of any provision.

         18. EARLY TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, if the Acquisition is not completed within one hundred twenty (120) days of the date of the Agreement, then the Agreement shall become null and void and, as a result, no party thereafter shall have enforceable rights or obligations under the Agreement from and after the expiration of the one hundred twenty (120) period.

         IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the day and year first above written.


                                      MORRISON MANAGEMENT SPECIALISTS, INC.


                                      By: /s/ GLENN A. DAVENPORT
                                          -------------------------------------
                                          Glenn A. Davenport, President and CEO


                                      EMPLOYEE


                                      By: /s/ WYATT ENGWALL
                                          -------------------------------------
                                           Wyatt Engwall



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                        ADDENDUM TO EMPLOYMENT AGREEMENT

         THIS ADDENDUM ("Addendum") is effective as of the _________ day of February, 2001, and is entered into by and between Morrison Management Specialists, Inc. ("the Company"), Compass Group USA, Inc. ("Compass") and Wyatt Engwall ("Employee").

                                   WITNESSETH:

         WHEREAS, under the terms of an Agreement and Plan of Merger by and among Compass Group, PLC, an indirect parent of Compass Holdings, Inc. ("Holdings"), Yorkmont One, Inc. (a subsidiary of Holdings) and the Company, the Company intends to become a wholly owned subsidiary of Holdings (the "Acquisition"); and

         WHEREAS, the Employee and the Company have entered into that certain Employment Agreement dated February 5th, 2001 ("Employment Agreement"), whereby the Company desires to employ the Employee and the Employee desires to be employed to provide services to the Company, all on the terms and subject to the conditions as set forth in the Employment Agreement; and

         WHEREAS, the parties have discussed and agreed upon this Addendum to the Employment Agreement, which Addendum shall become effective only upon the completion of the Acquisition.

         NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, contract and agree as follows:

         Should the Acquisition be completed within One Hundred Twenty (120) days of the date of the Employment Agreement, the parties agree, in addition to the provisions previously set forth in the Employment Agreement, that:

         1) The Employee shall participate in the Compass Group USA, Inc. Long Term Incentive Plan, attached hereto as Exhibit B, as may be amended from time to time.

         2) Compass Group, PLC shall grant the Employee an option to purchase 50,000 shares of common stock of the Compass Group, PLC in accordance with the Compass Group, PLC Executive Share Option Plan, as may be amended from time to time, and at an exercise price determined on a basis consistent with past practice, which Compass Group, PLC Executive Share Option Plan is attached hereto as Exhibit C. In October, 2001, Compass Group PLC shall grant the Employee an option to purchase at least 30,000 shares of Common stock of Compass Group PLC (adjusted for any stock dividends, stock splits, or similar changes in capital structure after the date hereof) in accordance with the Compass Group, PLC Executive Share Option Plan, as may be amended from time to time, and at an exercise price determined on a basis consistent with past practice.



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                  The Employee understands that shares issued under the Compass
                  Group, PLC Executive Share Option Plan ("Compass Shares") have not been registered under the Securities Act of 1933 or qualified under the securities laws of any state and therefore cannot be transferred, resold, pledged, hypothecated, assigned or otherwise disposed of unless (i) they are subsequently registered or qualified under the Securities Act and under applicable state securities laws or an exemption from registration and/or qualification is available, or (ii) they are disposed of in a transaction not subject to the registration provisions of the Securities Act or the Securities laws of any state. In this regard, the Employee acknowledges and agrees as follows:

                  (a) He will not sell or otherwise transfer the Compass Shares in a transaction subject to the Securities Act or the securities laws of any state without prior registration under the Securities Act or the laws of any such state or pursuant to an exemption therefrom, and understands and agrees that Compass is not obligated to register or qualify the Compass Shares on his behalf or to assist him in complying with any exemption from such registration or qualification.

                  (b) The undersigned understands and agrees that stop transfer instructions with respect to the Compass Shares received by him pursuant to an exercise of an option will be given to Compass's transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, legends evidencing these restrictions.

                  Upon Employee's retirement from the Company, Employee may exercise each vested Compass option until the earlier of (i) twelve (12) months from the date of such retirement, or (ii) the expiration of the option period (determined without regard to the Employee's retirement); provided, however, that upon such retirement, Employee forfeits any and all non-vested Compass Shares; provided, further, however, if Employee retires from the Company on or after April 30, 2004, Employee may exercise each Compass option, whether or not vested, until the earlier of (i) eighteen (18) months from the date of such retirement, or (ii) the expiration of the option period (determined without regard to the Employee's retirement).

         3) The Company will continue to cover and provide the Employee and his beneficiaries with benefits pursuant to the existing terms of the ESP; provided, however, that the ESP will be amended for the benefit of the Employee as follows:

                  (a) In calculating such benefit all the Executive's service with the Company, both up to and after the date of this Addendum, shall count as "Continuous Service" as defined thereunder; and



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                  (b)      The offsets to the formula (presently under Section
                           3.1(c) and 3.1(d) of the ESP) shall not apply for the purpose of calculating the benefits payable to the Employee or his beneficiaries.

         4) The Employee will be eligible to participate in a nonqualified deferred compensation plan attached hereto as Exhibit D, which will allow the Employee during the Employment Term to defer up to 100% of his Annual Base Salary and 100% of his Annual Bonus with a Company matching credit equal to $0.35 on each dollar deferred by the Employee up to 6% of the sum of the Employee's Annual Base Salary and Annual Bonus (i.e., the maximum matching contribution is 2.1% of the sum of the Employee's Annual Base Salary and Annual Bonus).

         5) Holdings will, or will cause the Company to, maintain the Company's Nonqualified Deferred Compensation Plan, attached hereto as Exhibit E, and shall pay out benefits when the Employee would be entitled to payment in accordance with the existing terms of the plan. Notwithstanding the foregoing, the Company shall have no obligation to make future contributions to such plan, other than crediting investment returns thereto, and the Company may merge the Company's Nonqualified Deferred Compensation Plan with the Compass Group USA, Inc. Nonqualified Deferred Compensation Plan.

         6) If the Company changes its name during the Employment Term, Holdings guarantees, so long as the Employee remains employed and performs under the provisions of the Agreement, that the Employee will receive a sum of Annual Base Salary and Annual Bonus for each of the three (3) full years after the change which is no less than the annual average of the sum of Annual Base Salary and Annual Bonus paid in the two full years before the change; provided, however, that if such name change is mutually agreed upon by Compass and the Employee, Compass will not guarantee the amount of the sum of the Annual Base Salary and Annual Bonus.

         7) The Employee may continue to participate in the Executive Life Insurance Plan attached as Exhibit F hereto during the Employment Term and thereafter for the remainder of Executive's life on terms no less favorable than those existing at the date of the Addendum.

         8) The Employee shall be entitled to participate in the Compass Group, PLC 1999 Stock Bonus Plan for U.S. Employees, attached hereto as Exhibit G, during the Employment Term at no less than the level offered to other employees.

         9) The Employee shall receive all other incidental benefits provided by Holdings to substantially all senior executives of Compass Group USA, such as vacation, automobiles, and permanent disability plans and shall receive credit in all such plans for all of his prior service with the Company, up to the date of this Addendum.



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         10)      The Employee presently is subject to an Indemnification
                  Agreement ("Indemnification Agreement") and a Change in Control Agreement ("Change In Control Agreement"), each of which gives the Employee rights to payments and other benefits upon, among other circumstances, a change in control of the Company, such as the Acquisition; this Agreement provides for a longer Employment Term and payment of additional benefits to the Employee. To induce Compass to enter into this Agreement, provisions 13 and 14 of the Indemnification Agreement are terminated and the entire Change In Control Agreement is terminated, and the Employee waives any and all rights and any and all payments pursuant to provisions 13 and 14 of the Indemnification Agreement and the Change in Control Agreement.

         11) Except for the express obligations of the Company under this Agreement, Employee hereby releases and forever discharges the Company, its present or former parents, subsidiaries and affiliates, and their respective officers, employees, agents, directors, successors and assigns from all claims or actions of any kind. This general release and waiver shall include, but not be limited to, all claims or actions arising out of, or relating in any way to, the Employee's employment and severance of Employee's employment with the Company, including any claim for compensation or employee benefits, any non-pending claim for workers' compensation (Employee is acknowledging that Employee is currently able to work without any physical or mental limitations, except for any pending workers' compensation claim filed by Employee), or any claim of discrimination under any state, federal, or local law or regulation, or any claim for wrongful termination, breach of contract, breach of covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, misrepresentation, or defamation. If Employee files, maintains, or participates in any claim or action, in any court or agency, based wholly or partially upon a claim or action Employee has released or waived under this Agreement, Employee agrees to pay all expenses and costs (including reasonable attorney's fees) incurred by the Company and those associated with the Company in defense of such claim or action. Employee waives any rights Employee may have under the law of any state (such as California Civil Code Section 1542) which provide as follows (or which are similar in wording or effect):

                           "A general release does not extend to claims which
                  the creditor does not know or suspect to exist in his favor at the time of executing this release, which if known by him must have materially affected his settlement with the debtor."

                  Notwithstanding the foregoing, Employee does not waive any indemnification rights pursuant to the Company's Articles of Incorporation or By-laws, the Indemnification Agreement or the Merger Agreement, except for the waiver of provisions 13 and 14 of the Indemnification Agreement as provided for herein.


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

                  IN WITNESS WHEREOF, the parties have duly executed this Addendum as of the date first above written.


                                MORRISON MANAGEMENT SPECIALISTS, INC.


                                By: /s/ GLENN A. DAVENPORT
                                    ------------------------------------------
                                     Glenn A. Davenport, President and CEO


                                COMPASS GROUP USA, INC.


                                By: /s/ THOMAS G. ONDROF
                                    ------------------------------------------
                                     Thomas G. Ondrof, Chief Financial Officer


                                EMPLOYEE


                                By: /s/ WYATT ENGWALL
                                    ------------------------------------------
                                     Wyatt Engwall



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